EXHIBIT 99.1





                                                     PRESS RELEASE


CONTACT:     Martin M. Shea                     For Immediate Release
             Triarc Companies, Inc.
             212/230-3030

             Ron Rominiecki
             National Propane Corporation
             319/365-1550


                       NATIONAL PROPANE PARTNERS, L.P.
              COMPLETES INITIAL PUBLIC OFFERING AND PLACES DEBT


NEW YORK, New York, July 2, 1996 -- National Propane Partners, L.P. (NYSE:NPL) a newly formed partnership created to acquire, own and operate the propane business and assets of its managing general partner, National Propane Corporation, announced today that its initial public offering of 6,190,476 Common Units was priced at $21.00, resulting in a yield of 10.0% on NPL's distribution of $0.525 per Common Unit, per quarter or $2.10 per Common Unit on an annualized basis (which distribution is not guaranteed). The partnership believes this is the fifth largest retail marketer of propane in the United States. National Propane Corporation, a general partner, is an indirect, wholly-owned subsidiary of Triarc Companies, Inc.

NPL also announced that it has completed the private placement of $125 million aggregate principal amount of 8.54% of First Mortgage Notes to institutional investors, these Notes have been rated BBB by Fitch Investor Services, Inc. The Northwestern Mutual Life Insurance Co., Connecticut General Life Insurance Co., and Teachers Insurance and Annuity Association of America and other institutions have agreed to purchase the Notes which have a final maturity of June, 2010.

As a result of these transactions, NPL's initial capitalization will be approximately $320 million. The Common Unit offering was underwritten and the debt placed by a group led by Merrill Lynch & Co. and Donaldson, Lufkin and Jenrette.

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